Exhibit 23.3
CONSENT OF INDEPENDENT AUDITORS
     We consent to the use in this Registration Statement of InPlay Technologies on Form SB-2 of our report dated February 10, 2006 (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to the acquisition of FinePoint Innovations, Inc. by InPlay Technologies, Inc. on September 1, 2005) related to the financial statements of FinePoint Innovations, Inc. as of and for the year ended December 31, 2004, appearing in the prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such prospectus.
/s/ DELOITTE & TOUCHE LLP
Phoenix, Arizona
February 10, 2006